For more information:                                 Patricia B. Sweet
                                                      Senior Vice President
                                                      Corporate Communications
                                                      Phone: (203) 578-6296
                                                      Fax: (203) 578-6279


               CENTER FINANCIAL CORPORATION ANNOUNCES 43% INCREASE
                    IN EARNINGS; CONTINUES EARNINGS MOMENTUM

Waterbury, CT - July 22, 1996 . . . Center Financial Corporation (CFCX/NASDAQ), the holding company of Centerbank, today reported net income of $8.0 million, or $0.54 per share, for the quarter ended June 30, 1996, an increase of $2.4 million over net income of $5.6 million, or $0.39 per share, for the second quarter of 1995. Net income for the six months ended June 30, 1996 was $13.4 million, or $0.90 per share, compared with net income of $10.2 million, or $0.72 per share for the comparable 1995 period.

In making the announcement, Center Financial President and Chief Executive Officer Robert J. Narkis commented, "The results reflected here are very much in line with the performance projections announced in February of this year." He continued, "Our focus over the past 18 months has been on redesigning our business processes and reducing expenses. Our employees have done a yeoman's job toward meeting these goals. During the remainder of 1996, our efforts will be concentrated on maintaining this direction and delivering a vigorous franchise to First Union." On June 17, Center Financial announced a definitive merger agreement with First Union Corporation (FTU/NYSE) in which First Union would purchase Center Financial for approximately $379 million. The merger is expected to close before year end.

The company also announced that the Board of Directors declared a regular quarterly dividend of $0.07 per share, payable August 12, 1996, to shareholders of record on August 2, 1996. This is the company's seventh consecutive quarterly dividend since restoring the dividend in the first quarter of 1995.

Noninterest income during the second quarter of 1996 was $12.7 million, down $0.8 million or 6.1 percent from the comparable period in 1995. Excluding the one-time gain of $4.9 million on the sale of branches realized in the second quarter of 1995, noninterest income in that period would have been $8.6 million. The 1996 second quarter noninterest income increased $4.1 million over the adjusted 1995 amount, attributable in part to higher levels of mortgage banking activity and gains on the sale of securities.

After adjusting for the $5.7 million restructuring charge incurred in the second quarter of 1995, noninterest expenses for the company were down slightly, from $27.2 million to the June 1996 level of $27.0 million. Remarking on the results, Mr. Narkis stated, "While the company continued to realize benefits from the expense reduction programs undertaken in 1995, these results were substantially offset by required hires in the mortgage company occasioned by the higher-than-anticipated level of mortgage production."

The net interest margin on average interest-earning assets for the quarter ended June 30, 1996 was 3.14 percent, down 48 basis points from a year earlier.

Total shareholders' equity, at $233.9 million, was 5.82 percent of total assets at June 30, 1996, representing a $26.9 million increase from $207.0 million at June 30, 1995. Total assets were $4.0 billion at the close of the second quarter of 1996, an increase of 16.5 percent over the second quarter of 1995. Book value at June 30, 1996 was $15.58 per share.

Historical financials have been restated to reflect the effect of the December 1995 Great Country Bank transaction, but have not been restated to reflect the April 1996 Heritage Bank merger.

Center Financial Corporation is the holding company for Centerbank, Centerbank Mortgage Company, Center Capital Corporation and Affiliated Business Credit Corporation. On June 17 it announced a definitive merger agreement with First Union Corporation of Charlotte, N.C., the sixth largest United States banking company with assets of $139.9 billion at June 30, 1996 and offices in 12 eastern states, stretching from Connecticut to Florida, as well as in the District of Columbia.

Centerbank delivers banking services throughout central Connecticut via 44 traditional branches in 27 communities, five supermarket branches and alternative delivery systems, such as ATMs and telephone banking. It is insured by the FDIC. Centerbank Mortgage Company is a full-service mortgage banking company with a residential servicing portfolio of $7.8 billion. Center Capital Corporation is an equipment leasing firm that provides lease financing services nationwide to manufacturers and end-users of capital equipment. Affiliated Business Credit Corporation is a commercial finance company serving the Northeast.

CENTER FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited)
(In thousands, except share amounts)                                 June 30,      December 31,      June 30,
                                                                       1996            1995            1995
                                                                  ------------    ------------    ------------
Assets
Cash and due from banks                                           $     67,920    $     77,069    $     87,529
Federal funds sold                                                        -               -              5,400
Securities:
  Federal Home Loan Bank stock, at cost                                 42,905          32,321          28,850
  Available for sale (amortized cost: $414,246,
   $208,823 and $39,132)                                               413,984         214,625          41,366
  Held to maturity (fair value: $167,487, $160,437 and $404,994)       170,037         161,988         407,375
                                                                  ------------    ------------    ------------
  Total securities                                                     626,926         408,934         477,591
                                                                  ------------    ------------    ------------
Loans and leases:
  Residential first mortgage loans available for sale                  238,954         153,173         138,410
  Residential first mortgage loans held for investment               1,846,922       1,732,253       1,575,443
  Consumer home equity loans                                           230,400         247,127         261,971
  Other consumer loans                                                 158,808         131,293         101,869
  Commercial first mortgage loans:
    Permanent                                                          333,335         295,202         299,111
    Construction                                                        27,285          33,896          14,041
  Other commercial loans                                               120,677         123,026         118,189
  Leases                                                               171,591         193,762         204,754
  Allowance for loan and lease losses                                  (44,397)        (43,025)        (46,317)
                                                                  ------------    ------------    ------------
  Total loans and leases, net                                        3,083,575       2,866,707       2,667,471
                                                                  ------------    ------------    ------------
Real estate owned, net                                                  25,158          25,659          27,939
Premises and equipment, net                                             48,949          46,617          47,478
Accrued interest receivable                                             22,086          21,816          18,938
Mortgage servicing rights                                               78,100          65,461          56,868
Excess servicing fees receivable                                        16,022          15,264          12,248
Deferred tax assets, net                                                14,575          15,399          15,455
Acquisition related intangibles                                         14,356          15,277          12,069
Other assets                                                            20,674          22,216          21,470
                                                                  ------------    ------------    ------------
                                                                  $  4,018,341    $  3,580,419    $  3,450,456
                                                                  ============    ============    ============

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
  Demand                                                          $    210,568    $    216,163         207,147
  Savings                                                              649,160         777,829         784,780
  Money market                                                         281,477         137,334         142,962
  Time                                                               1,417,479       1,345,298       1,254,475
                                                                  ------------    ------------    ------------
  Total deposits                                                     2,558,684       2,476,624       2,389,364
                                                                  ------------    ------------    ------------
Escrow on first mortgage loans                                          79,562          63,546          71,402
Borrowings                                                           1,116,528         787,385         747,668
Other liabilities                                                       29,631          31,438          35,034
                                                                  ------------    ------------    ------------
                                                                     3,784,405       3,358,993       3,243,468
                                                                  ------------    ------------    ------------


Shareholders' equity:
Preferred stock - voting; no par value; 1,000,000 authorized              -               -               -
  shares; issued and outstanding - none
Preferred stock - nonvoting; no par value; 10,000,000                     -               -               -
  authorized shares; issued and outstanding - none
Common stock; par value $1; 75,000,000 authorized shares; 15,013,864, 14,445,649 and 14,293,690 shares issued and outstanding at June 30,1996, December 31,
  1995 and June 30, 1995, respectively                                  15,014          14,446          14,294
Paid-in capital                                                        183,453         176,048         175,130
Retained earnings                                                       35,623          27,594          16,426
Net unrealized gain (loss) on securities available for sale,
  net of tax effect                                                       (154)          3,338           1,138
                                                                  ------------    ------------    ------------
                                                                       233,936         221,426         206,988
                                                                  ------------    ------------    ------------
                                                                  $  4,018,341    $  3,580,419    $  3,450,456
                                                                  ============    ============    ============

CENTER FINANCIAL CORPORATION
CONSOLIDATED STATEMENT of OPERATIONS
(Unaudited)
(In thousands, except per share amounts)
                                                                  Three months ended          Six months ended
                                                                       June 30,                   June 30,
                                                              ------------------------   -------------------------
                                                                   1996        1995           1996         1995
                                                              ------------ -----------   ------------ ------------
Interest and Dividend Income
  Residential first mortgage loans                            $     36,458 $    31,018   $     73,371 $     59,984
  Other loans                                                       18,603      20,080         37,286       38,878
  Leases                                                             3,644       4,287          7,504        8,631
                                                              ------------ -----------   ------------ ------------
    Total interest and fees on loans and leases                     58,705      55,385        118,161      107,493
                                                              ------------ -----------   ------------ ------------
  Interest on mortgage-backed securities                             7,661       7,250         13,704       15,413
  Interest and dividends on other earning assets                     1,448         837          2,362        1,512
                                                              ------------ -----------   ------------ ------------
    Total interest income                                           67,814      63,472        134,227      124,418
                                                              ------------ -----------   ------------ ------------
Interest Expense
  Interest on deposits                                              24,785      22,539         49,557       42,819
  Escrow on first mortgage loans                                       297         253            486          433
  Interest on borrowings                                            14,342      11,719         27,116       23,061
                                                              ------------ -----------   ------------ ------------
    Total interest expense                                          39,424      34,511         77,159       66,313
                                                              ------------ -----------   ------------ ------------
Net interest income                                                 28,390      28,961         57,068       58,105
Provision for loan and lease losses                                  2,085       1,248          3,737        2,496
                                                              ------------ -----------   ------------ ------------
Net interest income after provision for loan and lease losses       26,305      27,713         53,331       55,609
                                                              ------------ -----------   ------------ ------------
Noninterest Income
  Customer service fees                                              1,706       1,594          3,396        3,168
  Mortgage servicing income, net                                     3,181       2,579          5,460        5,569
  Gain on sale of loans and servicing rights, net                    5,056       2,787          7,643        4,009
  Gain on sale of securities, net                                    1,259         905          3,156        1,346
  Gain on sale of branches                                                       4,889                       4,889
  Other income                                                       1,457         734          2,564        1,213
                                                              ------------ -----------   ------------ ------------
    Total noninterest income                                        12,659      13,488         22,219       20,194
                                                              ------------ -----------   ------------ ------------
Noninterest Expenses
  Salaries and employee benefits                                    13,554      12,893         26,883       26,093
  Occupancy and equipment                                            3,986       4,276          8,442        8,876
  Professional and other services                                    3,410       3,243          7,068        6,748
  Net cost of real estate owned                                      1,332       1,488          2,844        2,940
  FDIC and state assessment                                           (155)      1,772             14        3,545
  Advertising and public relations                                   1,003         926          2,217        1,906
  Restructuring charge                                                           5,689                       5,689
  Other expenses                                                     3,916       2,570          8,060        5,190
                                                              ------------ -----------   ------------ ------------
    Total noninterest expenses                                      27,046      32,857         55,528       60,987
                                                              ------------ -----------   ------------ ------------
Income before income taxes                                          11,918       8,344         20,022       14,816
Income tax expense                                                   3,881       2,741          6,593        4,615
                                                              ------------ -----------   ------------ ------------
Net income                                                    $      8,037 $     5,603   $     13,429 $     10,201
                                                              ============ ===========   ============ ============
Net income per common share                                   $       0.54 $      0.39   $       0.90 $       0.72
                                                              ============ ===========   ============ ============
Average common shares outstanding                               14,957,763  14,275,977     14,928,977   14,263,835
                                                              ============ ===========   ============ ============

CENTER FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(In thousands, except per share amounts)
                                                                  Three months ended          Six months ended
                                                                       June 30,                   June 30,
                                                              ------------------------   -------------------------
                                                                   1996        1995           1996         1995
                                                              ------------ -----------   ------------ ------------
Statement of Operations
Interest and dividend income                                  $     67,814 $    63,472   $    134,227 $    124,418
Interest expense                                                    39,424      34,511         77,159       66,313
                                                              ------------ -----------   ------------ ------------
Net interest income                                                 28,390      28,961         57,068       58,105
Provision for loan and lease losses                                  2,085       1,248          3,737        2,496
Noninterest income                                                  12,659      13,488         22,219       20,194
Noninterest expense                                                 27,046      32,857         55,528       60,987
                                                              ------------ -----------   ------------ ------------
Income before income taxes                                          11,918       8,344         20,022       14,816
Income tax expense                                                   3,881       2,741          6,593        4,615
                                                              ------------ -----------   ------------ ------------
Net income                                                    $      8,037 $     5,603   $     13,429 $     10,201
                                                              ============ ===========   ============ ============

Net income per common share                                   $       0.54 $      0.39   $       0.90 $       0.72
                                                              ============ ===========   ============ ============

Average Balance Sheet
Loans and leases, net                                         $  2,987,008 $ 2,675,773   $  2,961,751 $  2,629,347
Securities and other interest-earning assets                       581,626     522,431        515,411      542,441
  Total average interest-earning assets                          3,568,634   3,198,204      3,477,162    3,171,788
Cash and due from banks                                             65,862      56,425         63,211       58,143
Other assets                                                       229,429     209,060        228,170      213,897
  Total average assets                                        $  3,863,925 $ 3,463,689   $  3,768,543 $  3,443,828

Deposits                                                      $  2,562,558 $ 2,410,345   $  2,552,995 $  2,409,918
Escrow on first mortgage loans                                      67,364      60,669         59,443       54,357
Borrowings                                                         981,325     755,776        912,090      745,307
Other liabilities                                                   24,717      32,530         19,042       32,188
Shareholders' equity                                               227,961     204,369        224,973      202,058
  Total average liabilities and shareholders' equity          $  3,863,925 $ 3,463,689   $  3,768,543 $  3,443,828

Selected Ratios and Other Data
Return on average assets                                              0.83%       0.65%          0.71%        0.59%
Return on average shareholders' equity                               14.10       10.97          11.94        10.10
Dividend payout ratio                                                12.96       12.82          15.56        13.89

Average shareholders' equity to average assets                        5.90        5.90           5.97         5.87
Total shareholders' equity to total assets                                                       5.82         6.00

Yield on interest-earning assets                                      7.51        7.82           7.62         7.73
Cost of interest-bearing liabilities                                  4.65        4.53           4.68         4.38
Net interest spread                                                   2.86        3.29           2.94         3.35
Net interest margin                                                   3.14%       3.57%          3.24%        3.61%

Per common share at June 30:
  Book value                                                                             $      15.58 $      14.48
  Market value (close)                                                                          24.16        14.50

Regulatory Ratios
Centerbank:
Leverage ratio                                                                                   5.68%        5.64%
Tier 1 capital to risk-weighted assets                                                           8.87         8.76
Total capital to risk-weighted assets                                                           11.14        11.15

Center Financial Corporation: (as successor to Centerbank)
Leverage ratio                                                                                   5.71         5.64
Tier 1 capital to risk-weighted assets                                                           8.92         8.76
Total capital to risk-weighted assets                                                           11.19%       11.15%


CENTER FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands)

Summary of Nonperforming Assets

                                                                     June 30,      December 31,      June 30,
                                                                       1996            1995            1995
                                                                  ------------    ------------    ------------
Nonaccruing loans and leases:
  Residential first mortgage loans:
    1 - 4 family                                                  $     27,657    $     24,495    $     23,275
    Other                                                                3,860           3,650           2,422
  Home equity and other consumer loans                                   4,203           3,678           3,193
  Commercial first mortgage loans                                       28,239          20,639          24,166
  Other commercial loans                                                12,441           7,755           8,644
  Leases                                                                 2,295           3,777           2,619
                                                                  ------------    ------------    ------------
Total nonaccruing loans and leases, net                                 78,695          63,994          64,319
                                                                  ------------    ------------    ------------
Real estate owned ("REO"):
  Commercial                                                            24,204          23,682          29,449
  Residential                                                            5,049           6,517           5,320
                                                                  ------------    ------------    ------------
Total real estate owned                                                 29,253          30,199          34,769
                                                                  ------------    ------------    ------------
Total nonperforming assets                                        $    107,948    $     94,193    $     99,088
                                                                  ============    ============    ============

Net loan and lease charge-offs during the quarter                 $      1,264    $      3,201    $      1,520
Allowance for loan and lease losses  (1)                                44,397          43,025          46,317
Allowance for losses on REO                                              4,095           4,540           6,830

Net loan and lease charge-offs to average loans and                       0.04%           0.11%           0.06%
Allowance for loan and lease losses to average loan                       1.50            1.53            1.73
Allowance for loan and lease losses to nonaccruing
  loans and leases                                                       56.42           67.23           72.01
Allowances for loan, lease and REO losses to nonperforming
  assets                                                                 44.92           50.50           53.64
Nonperforming assets to related asset categories                          3.42            3.20            3.61
Nonperforming assets to total assets                                      2.69%           2.63%           2.87%

Summary of Impaired Loans
Center Financial reported $40,680 of impaired loans at June 30, 1996.  The components of the impaired loan balance were as follows:  $28,239 of commercial mortgage loans and $12,441 of other commercial loans.

Summary of Restructured Loans
The total in the "Total nonaccruing loans and leases, net" category listed above includes $1,466, $1,005 and $158 of loans that were restructured as of June 30, 1996, December 31, 1995 and June 30, 1995, respectively.

(1 The amount reported for June 30, 1996 includes $1,498 as an allowance for credit losses on impaired loans totaling
   $21,232 in accordance with SFAS Nos. 114 and 118.
